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Exhibit 16.1

[Letterhead of PricewaterhouseCoopers LLP]

June 24, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

        We have read the statements made by Intrado Inc. (copy attached), which we understand will be filed with the U.S. Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Intrado Inc.'s Form 8-K report dated June 16, 2005. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the proposal process used by the Audit Committee to select another independent registered public accounting firm.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

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  Exhibit 16.1